MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on 10SB Filing of Spectre Technology Corporation, of our report dated October 27, 2005 on our audit of the financial statements of Spectre Technology Corporation as of July 31, 2005, and the results of its operations and cash flows for the period ended July 31, 2005 from inception December 30, 2004, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
January 30, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501